Exhibit 99.1

Investment Corporation

AAMES FINANCIAL CORPORATION

NOTICE OF REDEMPTION OF OUTSTANDING

5.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006

Los Angeles, California, November 15, 2004 – Aames Investment Corporation (NYSE: AIC), a mortgage real estate investment trust, today announced that its wholly owned subsidiary, Aames Financial Corporation, requested JP Morgan Chase, trustee for the holders of Aames Financial 5.5% Convertible Subordinated Debentures due 2006, redeem these outstanding debentures on December 30, 2004 at par plus accrued and unpaid interest up to and including the redemption date.

At September 30, 2004, Aames Investment operated 98 retail branches, including the National Loan Center, and five regional broker operations centers throughout the United States.

For more information, contact either Ronald J. Nicolas, Jr., Executive Vice President and Chief Financial Officer, or Jon D. Van Deuren, Senior Vice President, Finance and Chief Accounting Officer, in Aames Investment’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com via email.

Additional information may also be obtained by visiting www.aames.net, Aames Investment’s website.

From time to time the Aames Investment may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Aames Investment notes that a variety of factors could cause their actual results and experiences to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of Aames Investment’s business include the following: inability to originate subprime hybrid/adjustable mortgage loans; increased delinquency rates in our portfolio; increases in mortgage lending interest rates; adverse changes in the securitization and whole loan market for mortgage loans; decline in real estate values; decreases in earnings from the Aames Investment calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida, New York and Texas; extensive government regulation; losses in securitization trusts; and intense competition in the mortgage lending industry. In addition, Aames Investment cannot guarantee compliance with the federal tax requirements applicable to REITs or Aames Investment’s effective operation within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties, see the registration statement on Form S-11 (file no. 333-113890) filed with the SEC, including the prospectus contained therein, relating to the initial public offering of Aames Investment’s common stock.